Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Daegis Inc.

at

$0.82 Net Per Share

by

Company D Merger Sub Inc.

an indirect wholly-owned subsidiary of

Open Text Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON NOVEMBER 23, 2015, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

October 23, 2015

To Our Clients:

Enclosed for your information is an Offer to Purchase, dated October 23, 2015 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), relating to the offer by Company D Merger Sub, a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Open Text Corporation, a corporation organized in Canada (“OpenText”), to purchase all shares of common stock of Daegis Inc., a Delaware corporation (“Daegis”), par value $0.001 per share (each, a “Share”), that are issued and outstanding, at a price of $0.82 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The Daegis board of directors (the “Daegis Board”) unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, the holders of the Shares, (iii) resolved that Daegis enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, (iv) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and the Tender and Voting Agreement dated as of October 8, 2015, by and among OpenText, Purchaser and certain stockholders of Daegis (the “Tender and Voting Agreement”), (v) took all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws or regulations that may purport to be applicable will not apply with respect to or as a result of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and the Tender and Voting Agreement, (vi) authorized that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer and (vii) subject to certain provisions of the Merger Agreement as described in Section 11 — “Purpose of the Offer and Plans for Daegis; Merger Agreement and Other Agreements” in the Offer to Purchase, recommended to Daegis’ stockholders that they accept the Offer and tender their Shares pursuant to the Offer.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The Offer Price is $0.82 per Share, net to the seller in cash, without interest thereon and subject to any required withholding taxes, upon the terms and subject to the conditions of the Offer.

2.	The Offer is being made for all Shares.

3.	Consummation of the Offer is conditioned upon (i) there having been validly tendered in the Offer and not withdrawn on or before 12:01 A.M., New York City time, on November 23, 2015 (such date, as it may be extended by Purchaser from time to time in accordance with the Merger Agreement, the “Expiration Time”), that number of Shares that would represent at least a majority of Shares then outstanding but excluding Shares that are owned as of the date of commencement of the Offer by Daegis or any direct or indirect wholly-owned subsidiary of Daegis (the “Minimum Tender Condition”), (ii) no Company Material Adverse Effect (as defined in the Offer to Purchase) having occurred following the date of the Merger Agreement and (iii) the satisfaction of other customary conditions as described in Section 13—“Conditions to the Offer” in the Offer to Purchase. For purposes of the Merger Agreement, including the Minimum Tender Condition, Shares subject to notices of guaranteed delivery will not be considered to be validly tendered in the Offer until such Shares are actually delivered to the Depositary. There is no financing condition to the Offer.

4.	The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 8, 2015, among Daegis, OpenText and Purchaser (as it may be amended from time to time, the “Merger Agreement”), under which, as soon as practicable following consummation of the Offer and the satisfaction or waiver of certain conditions and without a stockholder vote to adopt the Merger Agreement or effect the Merger in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Purchaser will be merged with and into Daegis (the “Merger”) and Daegis will be the surviving corporation (the “Surviving Corporation”) and a direct or indirect wholly-owned subsidiary of OpenText. At the effective time of the Merger (the “Effective Time”), and as a result of the Merger, Daegis will cease to be a publicly traded company and each Share outstanding immediately prior to the effective time of the Merger (other than each Share (i) owned by OpenText or Daegis or held by a wholly-owned subsidiary of OpenText (including Purchaser) or Daegis, which will be cancelled and cease to exist without any payment being made with respect to such Share or (ii) owned by Daegis stockholders who are entitled to and who properly exercise appraisal rights under Section 262 of the DGCL with respect to such Share) will be cancelled and converted into the right to receive an amount of cash per Share equal to the Offer Price, without interest thereon and less any applicable withholding taxes (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share.

5.	The Offer and withdrawal rights will expire at 12:01 A.M., New York City time, on November 23, 2015, unless the Offer is extended or earlier terminated.

6.	Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 5 of the Letter of Transmittal.

If you wish to have us tender any or all of Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth below. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Time. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below.

In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by American Stock Transfer & Trust Company, LLC (the “Depositary”) of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or book-entry confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Instructions with Respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Daegis Inc.

at

$0.82 Net Per Share

by

Company D Merger Sub Inc.

an indirect wholly-owned subsidiary of

Open Text Corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 23, 2015 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), in connection with the offer by Company D Merger Sub Inc., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Open Text Corporation, a corporation organized in Canada (“OpenText”), to purchase for cash all shares of common stock of Daegis Inc., a Delaware corporation (“Daegis”), par value $0.001 per share, including the associated preferred stock purchase rights issued under the Rights Agreement (as defined in the Offer to Purchase (as defined below)) (each, a “Share”), that are issued and outstanding, at a price of $0.82 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares to the Depositary will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) in its sole and absolute discretion, and such determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction.

Dated:             , 201

Number of Shares to Be Tendered:                  Shares*

Sign Below
Account Number:	Signature(s):

Dated: , 201

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Area Code and Telephone Number
Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.

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